Exhibit 99.3

ADVANCED TISSUE SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, unaudited)

	September 30, 2002
	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$3,050	$1,450	(a)	$4,500
Short-term investments	—	10,000	(b)	10,000
Receivable from joint ventures	1,713	(1,713	)(c)	—
Inventory	8,227	(6,853	)(d)	1,374
Other current assets	2,450	(151)		2,299

Total current assets	15,440	2,733		18,173

Property – net	9,748	(9,283	)(f)	465
Patent costs	2,015	—		2,015
Restricted cash	1,700	—		1,700
Other assets	2,282	(1,436	)(g)	846

Total assets	$31,185	$(7,986)		$23,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$905	$—		$905
Payable to joint ventures	5,400	(5,400	)(e)	—
Current portion of long-term debt	2,560	(2,560	)(h)	—
Accrued expenses	3,852	228	(i)	4,080

Total current liabilities	12,717	(7,732)		4,985

Long-term debt	1,920	(1,920	)(h)	—
Other long-term liabilities	1,975	(1,702	)(j)	273

Total liabilities	16,612	(11,354)		5,258

Stockholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized and 73,154,753 issued and outstanding	732	—		732
Additional paid in capital	334,657	—		334,657
Note receivable in connection with the sale of Common stock and deferred compensation
Applicable to common stock	(1,392)	—		(1,392)
Accumulated deficit	(319,424)	3,368	(k)	(316,056)

Total stockholders’ equity	14,573	3,368		17,941

Total liabilities and stockholders’ equity	$31,185	$(7,986)		$23,199

Notes to Consolidated Pro-Forma Balance Sheets:

(a)
Adjustment reflects approximately $1,713,000 in cash received from the Dermagraft Joint Venture (the “DGJV”) for outstanding receivables for manufacturing and collaborative expenses, offset by approximately $263,000 in cash held in DermEquip LLC. DermEquip was sold to Smith & Nephew as part of the sale of Advanced Tissue Sciences’ equity in the DGJV.

(b)	Adjustment reflects the receipt of $10 million from Smith & Nephew in consideration for Advanced Tissue Sciences’ equity in the DGJV.
(c)	Adjustment reflects outstanding receivables from the DGJV for manufacturing and collaborative expenses which were collected as part of the sale of Advanced Tissue Sciences’ equity in the DGJV.
(d)
Adjustments reflect the sale to Smith & Nephew of finished goods inventory of Dermagraft and Transcyte; and work-in-process and raw materials for Dermagraft, Transcyte, collagen and NouriCel. The remaining pro-forma inventory consists of collagen and NouriCel finished goods.

(e)
Adjustment reflects the cancelation, in return for all raw material and work-in-process inventory, of a loan from the DGJV of approximately $5.4 million, which was secured by such raw material and work-in-process inventory.

(f)	Adjustment reflects the sale to Smith & Nephew of all Dermagraft and TransCyte manufacturing assets, and certain equipment and leasehold improvements.
(g)	Adjustment of Advanced Tissue Sciences’ investment in the DGJV and NeoCyte Joint Venture.
(h)	Adjustment reflects the assumption by Smith & Nephew of the Chase Loan, a liability of DermEquip LLC.
(i)
Adjustment reflects sales tax accrued on the sale of assets to Smith & Nephew, partially offset by the payment, as approved by the bankruptcy court, of accrued vacation to approximately 115 employees transferring to Smith & Nephew.

(j)	Adjustment reflects the elimination of Smith & Nephew’s minority interest in DermEquip LLC.
(k)	Reflects the net gain on the sale of Advanced Tissue Sciences’ interests in the DGJV.

ADVANCED TISSUE SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
Unaudited

	Years Ended December 31, 2001
	As Reported	Pro Forma Adjustments	Pro Forma
Revenues:
Joint venture contract	$16,778	$(16,778)	$—
Product sales to third parties	5,328	—	5,328
Contracts and fees -
Milestones	5,000	(5,000)	—
Others	1,834	—	1,834

Total revenues	28,940	(21,778)	7,162

Costs and expenses:
Joint venture contract	16,564	(16,564)	—
Cost of goods sold	8,340	—	8,340
Research and development	7,784	—	7,784
Selling, general and administrative	12,515	—	12,515

Total costs and expenses	45,203	(16,564)	28,639

Income (loss) from operations before equity in losses of joint ventures	(16,263)	(5,214)	(21,477)
Equity in losses of joint ventures	(12,391)	12,391	—

Loss from operations	(28,654)	7,177	(21,477)
Other income (expense):
Interest income and other	525	—	525
Interest expense	(244)	244	—

Net loss applicable to common stock	$(28,373)	$7,421	$(20,952)

Basic and diluted loss per common share	$(.43)		$(.32)

Weighted average number of common shares used in the computation of basic and diluted loss per common share	66,069		66,069

Notes to the pro-forma consolidated statement of operations:

Adjustments reflect transactions between Advanced Tissue Sciences and the Dermagraft and NeoCyte Joint Ventures for the periods presented, and include allocations of expenses as agreed between the joint venture partners.

The pro-forma statement of operations, after adjustments, reflects Advanced Tissue Sciences’ business excluding the Dermagraft and NeoCyte Joint Ventures, including sales and cost of goods sold for collagen and NouriCel.

ADVANCED TISSUE SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
Unaudited

	Nine months ended September 30, 2002
	As Reported	Pro Forma Adjustments	Pro Forma
Revenues:
Joint venture contract	$14,232	$(14,232)	$—
Product sales to third parties	10	—	10
Contracts and fees	1,802	(55)	1,747

Total revenues	16,044	(14,287)	1,757

Costs and expenses:
Joint venture contract	14,040	(14,040)	—
Cost of goods sold	1,573	—	1,573
Research and development	9,409	—	9,409
Selling, general and administrative	9,116	—	9,116

Total costs and expenses	34,138	(14,040)	20,098

Income (loss) from operations before equity in losses of joint ventures	(18,094)	(247)	(18,341)
Equity in losses of joint ventures	(7,963)	7,963	—

Loss from operations	(26,057)	7,716	(18,341)
Other income (expense):
Interest income and other	(581)	4	(577)
Interest expense	(80)	80	—

Net loss	$(26,718)	$7,800	$(18,918)

Basic and diluted loss per common share	$(.37)		$(.26)

Weighted average number of common shares used in the computation of basic and diluted loss per common share	73,155		73,155

Notes to the pro-forma consolidated statement of operations:

Adjustments reflect transactions between Advanced Tissue Sciences and the Dermagraft and NeoCyte Joint Ventures for the periods presented, and include allocations of expenses as agreed between the joint venture partners.

The pro-forma statement of operations, after adjustments, reflects Advanced Tissue Sciences’ business excluding the Dermagraft and NeoCyte Joint Ventures, including sales and cost of goods sold for collagen and NouriCel.